Exhibit 99.3

INmune Bio Inc. to Deliver Keynote Talk at 5th World Aging and Rejuvenation Conference.

RJ Tesi MD, CEO of INmune Bio, to Present Opening Keynote on Drug Development Strategies to Improve Health Span by Treating the Chronic Diseases of Aging

Boca Raton, Florida, July 12, 2023 (GLOBE NEWSWIRE) --  INmune Bio, Inc. (NASDAQ: INMB) (the “Company”), a clinical-stage immunology company focused on developing treatments that harness the patient’s innate immune system to fight disease has been invited to discuss drug development strategies in aging and rejuvenation at the 5th World Aging and Rejuvenation Conference in Frankfurt, Germany on July 17, 2023.

Modern medicine has extended the average life span to more than 75 years old in the US.. An unintended consequence of this extended life span is a decline in overall health in the latter years of life. Health span, which refers to the period of life characterized by good health, is currently at odds with life span due to the prevalence of chronic diseases of aging. Chronic diseases of aging affect virtually every organ system, including the heart, brain, eyes, ears, bones, and skeletal muscles. Unfortunately, they contribute to a diminished health span, resulting in shortened life spans, increased elder care costs, and reduced quality of life. Many of these chronic diseases of aging are the result of chronic inflammation, leading the National Institute of Health to term it “inflammaging.” Inflammaging is characterized by a persistent, low-grade inflammation that develops with advancing age, independent of apparent infections, and potentially exacerbates other age-related conditions.

Cognitive aging is one of the most prevalent chronic diseases associated with advancing age.  Almost all adults have a gradual decline in cognitive function that becomes meaningful in the mid 50s then accelerates after age 65.  .  It is important to differentiate cognitive aging from Alzheimer’s disease (AD).  AD appears around the eighth decade of life, exhibits more pronounced cognitive dysfunction and is characterized by amyloid plaques.  “Cognitive aging is a well-defined disease that has not been the subject of extensive clinical study or intervention,” said CJ Barnum, VP CNS Development at INmune Bio.  “We believe cognitive aging is driven by neuroinflammation.  INmune Bio has developed biomarkers specifically designed to measure neuroinflammation in Early AD patients, that are well-suited for studying cognitive aging.”  The study of inflammaging is still in its early stages, as its cause is a culmination of genetic (ApoE4 gene), epigenetic (diabetes, cardiovascular, autoimmunity), behavioral (obesity, smoking, sedentary living, diet), environmental (pesticides, pollution) and biologic (cellular senescence) factors.  Unfortunately, no treatments currently exist for inflammaging.”

“The field of aging research and drug development has many challenges,” said RJ Tesi, MD, CEO of INmune Bio said.  “Conducting anti-aging clinical trials based on direct measures of reduced aging is very difficult, if not impossible due to the extensive length of the trials.  Biomarkers and surrogate endpoints of aging must be used in order to effectively develop therapies to enhance health span.” The topic of the plenary talk is a strategy to employ innovative neuroimaging biomarkers and sensitive measures of cognitive function that were perfected in our AD program to study cognitive aging.  The literature supports the hypothesis that chronic neuroinflammation is a driving factor in cognitive aging.  “Because of our experience in treating AD patients with neuroinflammation, we know how to measure and treat neuroinflammation with XPro,” said Dr. Tesi. “We believe the insights gained from treating neuroinflammation in AD should be applicable to the treatment of cognitive aging.”

The talk, entitled: “Using Enrichment Criteria for Clinical Trials in Aging:  Using Biomarkers of Peripheral Inflammation to Predict Cognitive Dysfunction” will be presented at 9AM CES on the 17th of July.

About INmune Bio, Inc.

INmune Bio Inc. is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has two product platforms that are both in clinical trials: The Dominant-Negative Tumor Necrosis Factor (DN-TNF) product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and a mechanistic driver of many diseases. DN-TNF product candidates are in clinical trials to determine if they can treat cancer (INB03™), Early Alzheimer’s disease, and treatment-resistant depression (XPro™). The Natural Killer Cell Priming Platform includes INKmune™ developed to prime a patient’s NK cells to eliminate minimal residual disease in patients with cancer. INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic and solid tumor malignancies, and chronic inflammation. To learn more, please visit www.inmunebio.com.

Forward Looking Statements

Clinical trials are in early stages and there is no assurance that any specific outcome will be achieved. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. INB03™, XPro1595 (XPro™), and INKmune™ are still in clinical trials or preparing to start clinical trials and have not been approved by the US Food and Drug Administration (FDA) or any regulatory body and there cannot be any assurance that they will be approved by the FDA or any regulatory body or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contact:

David Moss, CFO
(858) 964-3720
info@inmunenbio.com

Investor Contact:

Jason Nelson
Core IR
(516) 842-9614 Ext: 823